Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements and related prospectuses of Inhibitex, Inc. listed below of our reports dated March 16, 2011, with respect to the consolidated financial statements of Inhibitex, Inc., and the effectiveness of internal control over financial reporting of Inhibitex, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2010.
          Registration Statement No. 333-149843 on Form S-3
          Registration Statement No. 333-163132 on Form S-3
          Registration Statement No. 333-165786 on Form S-3
          Registration Statement No. 333-129122 on Form S-8
          Registration Statement No. 333-147335 on Form S-8
          Registration Statement No. 333-167935 on Form S-8
/s/ Ernst & Young LLP
Atlanta, Georgia
March 16, 2011